EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pioneer Drilling Company:

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration No. 333-160416), Form S-4 (Registration No. 333-168728) and Form S-8 (Registration Nos. 333-48286, 333-110569, 333-153180, and 333-160415) of Pioneer Drilling Company of our reports dated February 17, 2011, with respect to the consolidated balance sheets of Pioneer Drilling Company and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Pioneer Drilling Company.

/s/ KPMG LLP

San Antonio, Texas

February 17, 2011